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                                                                EXHIBIT 5.01

                      [LETTERHEAD OF GRAHAM & JAMES LLP]

                           OPINION OF LEGAL OPINION



August 26, 1997



AeroCentury Corp.
1440 Chapin Avenue, Suite 310
Burlingame, California 94010

RE:      AGREEMENT AND PLAN OF MERGER AMONG AEROCENTURY CORP.
         JETFLEET AIRCRAFT, L.P. AND JETFLEET AIRCRAFT II, L.P.

Dear AeroCentury Corp.:

We have acted as counsel to AeroCentury Corp., a Delaware corporation ("AeroCentury"), in connection with the preparation, execution and delivery of the Agreement and Plan of Merger (the "Agreement"), among AeroCentury, JetFleet Aircraft, L.P., a California limited partnership ("JetFleet I"), and JetFleet Aircraft II, L.P., a California limited partnership ("JetFleet II"). All capitalized terms used herein shall, unless otherwise defined herein or the context otherwise requires, have the meanings assigned to them in the Agreement. In our capacity as counsel to AeroCentury in connection with the Agreement, we have examined such corporate instruments, documents, proceedings and certificates of corporate officers as we have deemed appropriate in rendering the opinion set forth below. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed, without investigation, the accuracy of the representations, warranties and covenants as to factual matters made by AeroCentury in the Agreement, and the accuracy of representations and statements as to factual matters made by the officers and employees of AeroCentury and by government officials.

Whenever a statement herein is qualified by the phrase "to our knowledge," "known to us," or similar phrase, it indicates that in the course of our representation of AeroCentury in connection with the Agreement no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of the attorneys in this firm who have rendered legal services in connection therewith. We have not made any independent investigation to determine the accuracy of such statement (including any search of litigation filings in any court). No inference as to our knowledge of any matters bearing on the accuracy of such statement should be drawn from the fact of our representation of AeroCentury in other matters.

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Our opinion is subject to the following qualifications and limitations:

    a. Our opinion is limited to the effect of the laws of the State of California, and we express no opinion as to matters governed by other laws.

    b. In making our examination of documents and instruments executed by persons or entities other than AeroCentury, we have assumed, without investigation, the power and legal capacity of each such person or other entity to enter into and perform all its obligations under such documents and instruments, the due authorization by each such other person or entity of such documents and instruments.

    c. Our opinion is subject to and qualified by the information in the AeroCentury Form S-4 Registration Statement ("Registration Statement") and all other information delivered by AeroCentury or its representatives pursuant to, or as part of, the Agreement, including all updates and amendments thereof. We express no opinion regarding the accuracy, completeness or correctness of any matter contained or described in such Registration Statement or in the Agreement or the effect thereof, individually and/or in the aggregate, upon the transactions contemplated by the Agreement.

    d. Our opinion is limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

    e. We disclaim any obligation to update this opinion letter for any events, and any changes in law or the interpretation thereof, occurring after the date hereof.

    f. Our opinion assumes that the AeroCentury Common Stock issued pursuant to the Merger will be evidenced by appropriate certificates that have been properly executed and delivered.

Based upon and subject to the foregoing, we are of the opinion that at the Effective Time, AeroCentury Common Stock issued pursuant to the Merger will be duly authorized, and, upon issuance in accordance with the provisions of the Agreement, will be validly issued, fully paid and nonassessable.

This opinion letter is rendered solely for the benefit of JetFleet I and JetFleet II and the limited partners thereof in connection with the above transaction. Without our prior written consent, this opinion letter may not be:
(i) relied upon by any other party (other than the shareholders of AeroCentury and the limited partners of JetFleet I and JetFleet II for purposes permitted by applicable law) or for any other purpose; (ii) quoted in whole or in part or otherwise referred to in any report or document other than a closing memorandum relating to the subject transactions; or (iii) furnished (the original or copies thereof) to any party except in connection with the enforcement of the Agreement.

Very truly yours,


/s/ GRAHAM & JAMES LLP


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